UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2009

CARBIZ INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-52209	None
(State or other jurisdiction	(Commission File	(IRS Employer
of	Number)	Identification No.)
incorporation)

7115, 16th Street East, Unit 105
Sarasota, Florida 34243
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (941) 952-9255

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act.

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2009, Carbiz Inc. (the “Company”) issued a press release announcing that Paul R. Whitley has been appointed as Chief Operating Officer of the Company. Mr. Whitley’s appointment was effective on September 1, 2009.

Mr. Whitley, 61, has served as Director of Finance for the Company since joining the Company in January 2009. He served as Senior Vice President of BRG Services, a hedge fund, from June 2006 to December 2008, where he was responsible for sourcing asset based lending products, underwriting the same and managing the resulting portfolio. From May 2005 to June 2006, he served as Executive Vice President of Centrix Financial Services, an automotive finance company. From June 2001 to May 2005, he served as Business Development Officer for CapitalSource Finance, a commercial lending institution.

As Chief Operating Officer, Mr. Whitley will be paid an annual salary of $140,000, with a quarterly bonus equal to 2% of the Company’s net income (up to a maximum of $10 million of net income in any year) as reported in its financial statements, minus any derivative liability impact. If the Company’s net income exceeds $10 million in any year, the Board must approve the amount of the quarterly bonus. Mr. Whitley is also entitled to a car allowance of $1,200 per month, and to participate in the Company’s standard insurance benefit package.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1 Press Release dated September 10, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARBIZ INC.

Date: September 11, 2009	By:	/s/ Stanton Heintz
Stanton Heintz
Chief Financial Officer